Exhibit 99.2

Trine Acquisition Corp. Announces Closing of Underwriters’ Over-Allotment Option In Connection With Its Initial Public Offering

NEW YORK, March 29, 2019 (GLOBE NEWSWIRE) -- Trine Acquisition Corp. (NYSE: TRNE.U) (the “Company”) announced today that it closed the issuance of an additional 3,915,000 units pursuant to the full exercise of the underwriters’ over-allotment option in connection with its initial public offering at $10.00 per unit, resulting in gross proceeds of $39,150,000 and bringing the total gross proceeds of the initial public offering to $300,150,000.

The Company’s units are listed on The New York Stock Exchange (“NYSE”) and commenced trading on March 15, 2019 under the symbol “TRNE.U”. Each unit consists of one share of the Company’s Class A common stock and one-half of one warrant. Only whole warrants will trade and are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “TRNE”, and “TRNE WS”, respectively.

Of the proceeds received from the consummation of the initial public offering, the full exercise of the over-allotment option and simultaneous private placements of warrants, $300,150,000 (or $10.00 per unit sold in the public offering) was placed in trust.

BTIG, LLC and Cantor Fitzgerald & Co. acted as joint book-running managers and I-Bankers Securities, Inc. acted as co-manager of the offering.

About Trine Acquisition Corp.

Trine Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company initially intends to focus on target businesses in the technology, and/or media and communications sectors.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts

Pierre M. Henry
Chief Financial Officer
Trine Acquisition Corp.
+1 212-503-2842